Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

WYNDHAM DESTINATIONS, INC.

and

WYNDHAM HOTELS & RESORTS, INC.

Dated as of [•], 2018

i

Section 12.21	Waiver of Jury Trial	61
Section 12.22	Severability	61
Section 12.23	Force Majeure	61
Section 12.24	Interpretation	61
Section 12.25	No Duplication; No Double Recovery	61

Schedules

Schedule 1.1(25)	Continuing Arrangements
Schedule 1.1(77)(i)	RemainCo Assets
Schedule 1.1(82)(i)	RemainCo Liabilities
Schedule 1.1(88)	Shared Contingent Assets
Schedule 1.1(89)(i)	Shared Contingent Liabilities
Schedule 1.1(89)(ii)(C)	Shared Terminated or Divested Business Entities, Businesses and Operations
Schedule 1.1(95)(ii)	Contracts Primarily Related to the SpinCo Business
Schedule 1.1(95)(vi)	SpinCo Assets
Schedule 1.1(100)	SpinCo Group
Schedule 1.1(103)(i)	SpinCo Liabilities
Schedule 1.1(106)	Target Net Indebtedness
Schedule 1.1(116)	TRC Marks
Schedule 2.2	Plan of Reorganization
Schedule 2.2(c)(i)	Shared Contracts
Schedule 2.10(a)	Post-Spin Intercompany Guarantees
Schedule 2.10(a)(ii)	Terminated RemainCo Guarantees
Schedule 5.1	No Solicit; No Hire
Schedule 10.4(e)	SpinCo Responsibility for Certain Deductibles
Schedule 12.5	Share Expenses

Exhibits

Exhibit A	Conveyancing and Assumption Instruments
Exhibit B	Sample Calculation of Net Indebtedness
Exhibit C	Sample Calculation of Final Net Proceeds
Exhibit D	Data Sharing Addendum

v

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2018, by and between Wyndham Hotels & Resorts, Inc., a Delaware corporation (“SpinCo”), and Wyndham Destinations, Inc., a Delaware corporation (“RemainCo”).  Each of SpinCo and RemainCo is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, RemainCo, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the RemainCo Business and (ii) the SpinCo Business;

WHEREAS, the Board of Directors of RemainCo has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders to separate RemainCo into two separate, publicly traded companies, one for each of (i) the RemainCo Business, which shall be owned and conducted, directly or indirectly, by RemainCo, and (ii) the SpinCo Business, which shall be owned and conducted, directly or indirectly, by SpinCo;

WHEREAS, in order to effect such separation, the Board of Directors of RemainCo has determined that it is appropriate, desirable and in the best interests of RemainCo and its stockholders (i) to enter into a series of transactions whereby (A) RemainCo and/or one or more members of the RemainCo Group will, collectively, own all of the RemainCo Assets and Assume (or retain) all of the RemainCo Liabilities, and (B) SpinCo and/or one or more members of the SpinCo Group will, collectively, own all of the SpinCo Assets and Assume (or retain) all of the SpinCo Liabilities and (ii) for RemainCo to distribute to the holders of RemainCo Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value $0.01 per share, of SpinCo (the “SpinCo Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Plan of Separation”);

WHEREAS, it is the intention of the Parties that each of the Transfers of Assets to, and the Assumption of Liabilities by, SpinCo together with the corresponding distribution of all of the SpinCo Common Stock, qualifies as a reorganization within the meaning of Section 368(a)(1)(D) and Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) qualifying for tax-free treatment;

WHEREAS, this Agreement (in combination with any Plan of Reorganization Documents) is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Section 1.368-2(g) of the Treasury regulations promulgated under the Code (the “Regulations”) with respect to the Transfer of Assets to, and Assumption of Liabilities by, SpinCo together with the corresponding distribution of SpinCo Common Stock;

WHEREAS, any Boot received in connection with the Plan of Separation or other transactions treated as part of the “plan of reorganization” within the meaning of Regulations Section 1.368-2(g) shall be distributed to stockholders of RemainCo or transferred to creditors of RemainCo in connection with such plan of reorganization; and

WHEREAS, each of SpinCo and RemainCo has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and the Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                    General.  As used in this Agreement, the following terms shall have the following meanings:

(1)                                 “AAA” shall have the meaning set forth in Section 9.2.

(2)                                 “Action” shall mean any demand, action, claim, suit, countersuit, charge, complaint, arbitration, inquiry, subpoena, proceeding or investigation by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(3)                                 “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of the other Party or any member of the other Party’s Group by reason of having one or more directors in common or having the same Chairman of the board of directors.

(4)                                 “Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

(5)                                 “Agreement” shall have the meaning set forth in the preamble.

(6)                                 “Agreement Disputes” shall have the meaning set forth in Section 9.1.

(7)                                 “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement and the License Agreement.

(8)                                 “Applicable Portion” shall mean, with respect to RemainCo, the Applicable RemainCo Portion, and with respect to SpinCo, the Applicable SpinCo Portion.

(9)                                 “Applicable RemainCo Portion” shall mean two-thirds (2/3).

(10)                          “Applicable SpinCo Portion” shall mean one-third (1/3).

(11)                          “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i)                                     all accounting and other legal and business books, records, ledgers and files, whether paper, electronic or any other form;

(ii)                                  all apparatuses, computers and other electronic data processing and communications equipment, electronic storage equipment, fixtures, machinery, furniture, office equipment, automobiles, trucks, vessels, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other equipment and tangible personal property;

(iii)                               all inventories of work-in-process and finished products and goods, materials, parts, raw materials and supplies;

(iv)                              all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v)                                 all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi)                              all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii)                           all deposits, letters of credit and performance and surety bonds;

(viii)                        all technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix)                              all Intellectual Property;

(x)                                 all Software;

(xi)                              all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, formulations, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii)                           all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii)                        all rights under Contracts, all rights in connection with any bids or offers, and all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(xiv)                       all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv)                          all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi)                       all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(xvii)                    all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(12)                          “Assume” shall have the meaning set forth in Section 2.3.

(13)                          “Audit” shall have the meaning set forth in the Tax Matters Agreement.

(14)                          “Audited Party” shall have the meaning set forth in Section 5.2(c).

(15)                          “Boot” shall mean money and other property (within the meaning of Code Section 361(b)).

(16)                          “Business” shall mean the RemainCo Business or the SpinCo Business, as applicable.

(17)                          “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(18)                          “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(19)                          “Change of Control” shall mean the occurrence of any of the following (i) the direct or indirect sale, Transfer or other disposition, in one or a series of related transactions, of all or substantially all of the properties, equity interests or assets of a Party and the members of such Party’s Group taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of a Party other than (A) the consolidation with, merger into or Transfer of all or part of the properties and assets of any Subsidiary of a Party to such Party or any other Subsidiary of such Party and (B) the merger of a Party with an Affiliate solely for the purpose of reincorporating (or re-forming) the Party in another jurisdiction, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting stock of a Party, measured by voting power rather than number of shares, or (iv) a Party consolidates with, or merges with or into, directly or indirectly, any Person, or any Person consolidates with, or merges with or into, a Party, in any such event pursuant to a transaction in which any of the outstanding voting stock of such Party or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of such Party outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(20)                          “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of claims to the insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(21)                          “Code” shall have the meaning set forth in the preamble.

(22)                          “Commission” shall mean the United States Securities and Exchange Commission.

(23)                          “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning (a) a Party and/or any member of its Group or their past, current or future activities, businesses, finances, Assets, Liabilities or operations or (b) any third party who has provided Information to a Party and/or any member of its Group in confidence, except, in each case, for any Information that is (i) in the public domain or available to the public through no fault of the Party or any member of its Group to which it was furnished or their authorized recipients of the Information, (ii) lawfully acquired after the Effective Time by the Party or any member of its Group to which it was furnished from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the Party or any member its Group to which it was furnished after the Effective Time without use of or reference to any Confidential Information.

(24)                          “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(25)                          “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(25) and such other commercial arrangements among the Parties (and/or the members of their respective Groups) that are intended to survive and continue following the Effective Time.

(26)                          “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(27)                          “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, the Reorganization Plan and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, which shall be, as applicable, in substantially the forms attached as Exhibit A or in such other form or forms as the Parties agree.

(28)                          “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(29)                          “Data Sharing Addendum” shall have the meaning set forth in Section 8.10.

(30)                          “Delaware Courts” shall have the meaning set forth in Section 12.19.

(31)                          “Disclosure Documents” shall mean the SpinCo Form 10 and all exhibits thereto (including the SpinCo Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under SpinCo’s employee benefit plans, in each case as filed or furnished by SpinCo with or to the Commission in connection with the Distribution or filed or furnished by RemainCo with or to the Commission solely to the extent such documents relate to SpinCo or the Distribution.

(32)                          “Dispute Notice” shall have the meaning set forth in Section 9.1.

(33)                          “Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of RemainCo Common Stock as of the Distribution Record Date of the SpinCo Common Stock owned by RemainCo on the basis of one (1) share of SpinCo Common Stock for every one (1) outstanding share of RemainCo Common Stock.

(34)                          “Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by RemainCo’s Board of Directors in its sole and absolute discretion.

(35)                          “Distribution Record Date” shall mean such date as may be determined by RemainCo’s Board of Directors as the record date for the Distribution.

(36)                          “E&O Tail Policies” shall have the meaning set forth in Section 10.2(c).

(37)                          “Effective Time” shall have the meaning set forth in Section 4.7.

(38)                          “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between RemainCo and SpinCo.

(39)                          “European Rentals Disposition Taxes” shall mean, with respect to any taxable period, the excess, if any, of (i) the sum of the cash Tax liability of each member of the RemainCo Group and the SpinCo Group, as applicable, with respect to such taxable period, over (ii) the sum of each such Person’s hypothetical Tax liability with respect to such taxable period, calculated without regard to any item of income, gain, loss or deduction realized by such person as a result of the transactions contemplated by the European Rentals Sale Agreement.

(40)                          “European Rentals Sale Agreement” shall mean that certain Share Sale Agreement, dated as of March 27, 2018, by and among Compass IV Limited, Wyndham Destination Network, LLC, Wyndham Destination Network Europe Limited, Wyndham Worldwide Denmark Aps, Wyndham Destination Network Holdings C.V., and Wyndham Destination Network Holdings C.V., and each other agreement, document, instrument or certificate contemplated by such agreement or to be executed in connection with the transactions contemplated thereby, as each may be amended or otherwise modified from time to time.

(41)                          “Excess SpinCo Debt Proceeds” shall mean any amount of cash proceeds from the SpinCo Acquisition Indebtedness which is in excess of the amount of cash used in connection with the consummation of the transactions contemplated by the La Quinta Acquisition Agreement (including any costs and expenses related thereto).

(42)                          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(43)                          “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(44)                          “Final Net Proceeds” shall mean, (i) the Purchase Price (as defined in the European Rentals Sale Agreement), as finally determined in accordance with Clause 7 of the European Rentals Sale Agreement, minus (ii) solely to the extent not paid as of or prior to the Effective Time, and excluding any Taxes, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other costs, fees and expenses incurred by any member of the RemainCo Group, or that is subject to payment or reimbursement by any member of the RemainCo Group, in each case arising out of or in connection with the preparation, negotiation, execution, performance or consummation of the European Rentals Sale Agreement and the transactions contemplated thereby (excluding, for the avoidance of doubt, any professional fees, costs or expenses paid by any Group Company (as defined in the European Rentals Sale Agreement) and included in the calculation of the Purchase Price under the European Rentals Sale Agreement).  For illustrative purposes only, a sample calculation of Final Net Proceeds is attached hereto as Exhibit C.

(45)                          “Financial Reporting and Proxy Materials” shall have the meaning set forth in Section 5.2(d).

(46)                          “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, pandemics, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(47)                          “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(48)                          “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitration tribunal or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(49)                          “Group” shall mean, with respect to RemainCo, the RemainCo Group, and with respect to SpinCo, the SpinCo Group.

(50)                          “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(51)                          “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(52)                          “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and/or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and excluding Taxes (other than Taxes arising with respect to a non-Tax claim). In addition, “Indemnifiable Losses” shall not include any non-cash costs or charges, except to the extent such non-cash costs or charges result in a cash payment by the applicable Indemnitee.

(53)                          “Indemnifying Party” shall have the meaning set forth in Section 7.4(b).

(54)                          “Indemnitee” shall have the meaning set forth in Section 7.4(b).

(55)                          “Indemnity Payment” shall have the meaning set forth in Section 7.8(a).

(56)                          “Information” shall mean information and data, whether or not patentable or copyrightable, in written, oral, electronic, computerized or digital, or other tangible or intangible forms, stored in any medium, including studies, reports, records, ledgers, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, artwork, models, prototypes, samples, policies, procedures and manuals, flow charts, product literature, files, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, correspondence, communications (including attorney-client privileged communications), memos and other materials of any nature, including operational, technical or legal, and other technical, financial, employee or business information or data, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys, credit-related information and customer information.

(57)                          “Insurance Administration” shall mean, with respect to each Shared Policy, (i) the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; (ii) the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded; and (iii) the distribution of Insurance Proceeds as contemplated by this Agreement.

(58)                          “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(59)                          “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

(60)                          “Intellectual Property” shall mean all intellectual property and proprietary rights of any kind or nature, including all U.S. and non-U.S. (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) Social Media Assets, (iv) copyrights and copyrightable subject matter, (v) rights of publicity, (vi) moral rights and rights of attribution and integrity, (vii) rights in Software, data and databases, (viii) trade secrets and all other confidential information, including know-how, inventions, proprietary processes, formulae, models and methodologies, (ix) rights of privacy, (x) telephone numbers and Internet protocol addresses, (xi) all rights in the foregoing and in other similar intangible assets, (xii) all applications and registrations for, and renewals of, the foregoing and (xiii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(61)                          “La Quinta Purchase Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January 17, 2018, by and among RemainCo, WHG BB Sub, Inc. and La Quinta Holdings, Inc., and each other agreement, document, instrument or certificate contemplated by such agreement or to be executed in connection with the transactions contemplated thereby, as each may be amended or otherwise modified from time to time.

(62)                          “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, act, ordinance, regulation, rule, code, order, judgment, injunction, ruling, decree, writ or requirement or rule of law (including common law).

(63)                          “Liabilities” shall mean any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(64)                          “Liable Party” shall have the meaning set forth in Section 2.9(b).

(65)                          “License Agreement” shall mean the License, Development and Noncompetition Agreement by and among RemainCo, SpinCo and certain Subsidiaries of SpinCo.

(66)                          “Managing Party” shall have the meaning set forth in Section 6.2(a).

(67)                          “Marketing Services Agreement” shall mean the Marketing Services Agreement, dated as of the date hereof, by and between RemainCo and SpinCo.

(68)                          “Net Indebtedness” shall mean, as of any date, (i) any outstanding indebtedness for (A) borrowed money or (B) intercompany payables and loans between any member of the SpinCo Group, on the one hand, and any member of the RemainCo Group, on the other hand, to the extent such amounts have not been canceled or otherwise terminated prior to the Effective Time (which shall include obligations under capital leases), minus (ii) all cash and cash equivalents and marketable securities (excluding any Excess SpinCo Debt Proceeds).  For illustrative purposes only, a sample calculation of Net Indebtedness is attached hereto as Exhibit B.

(69)                          “Non-Liable Party” shall have the meaning set forth in Section 2.9(a).

(70)                          “Other Party’s Auditors” shall have the meaning set forth in Section 5.2(c).

(71)                          “Party” shall have the meaning set forth in the preamble.

(72)                          “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(73)                          “Plan of Reorganization Document” shall mean (i) any contribution agreement, transfer agreement or other agreement between the Parties contemplated by the Reorganization Plan, and (ii) any resolution of any board of directors or managers (or similar governing body) or other corporate action taken in furtherance of the Reorganization Plan.

(74)                          “Plan of Separation” shall have the meaning set forth in the preamble.

(75)                          “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life insurance policies and benefits policies or Contracts constituting or funding the Benefit Plans (as defined in the Employee Matters Agreement), which are addressed in the Employee Matters Agreement), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(76)                          “Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

(77)                          “Records” shall mean any Contracts, documents, books, records or files, including all books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(78)                          “Regulations” shall have the meaning set forth in the recitals.

(79)                          “RemainCo” shall have the meaning set forth in the preamble.

(80)                          “RemainCo Assets” shall mean:

(i)                                     the Assets listed or described on Schedule 1.1(80)(i);

(ii)                                  any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by or Transferred to RemainCo or any member of the RemainCo Group;

(iii)                               any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by RemainCo and/or any of its Subsidiaries, that are not (x) SpinCo Assets or (y) Shared Contingent Assets;

(iv)                              any and all Assets that are acquired or otherwise become an Asset of the RemainCo Group after the Effective Time; and

(v)                                 the Applicable RemainCo Portion of each Shared Contingent Asset.

(81)                          “RemainCo Business” shall mean (i) those businesses operated by the RemainCo Group prior to the Effective Time other than the SpinCo Business and (ii) the businesses and operations of Business Entities acquired or established by or for RemainCo or any of its Subsidiaries after the Effective Time.

(82)                          “RemainCo Common Stock” shall mean the issued and outstanding shares of common stock, par value $0.01 per share, of RemainCo.

(83)                          “RemainCo Group” shall mean RemainCo and each Person that is a direct or indirect Subsidiary of RemainCo (other than any member of the SpinCo Group).

(84)                          “RemainCo Indemnitees” shall mean RemainCo, each member of the RemainCo Group, each of their respective directors, officers, employees and agents and each of the respective heirs, executors, successors and assigns of any of the foregoing.

(85)                          “RemainCo Liabilities” shall mean:

(i)                                     the Liabilities listed or described on Schedule 1.1(85)(i);

(ii)                                  any and all TRC Liabilities arising prior to the Effective Time;

(iii)                               any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or Assumed by RemainCo or any member of the RemainCo Group, and all agreements, obligations and other Liabilities of RemainCo or any member of the RemainCo Group under this Agreement or any of the Ancillary Agreements;

(iv)                              any and all Liabilities of RemainCo and/or any of its Subsidiaries, that are not (x) SpinCo Liabilities or (y) Shared Contingent Liabilities;

(v)                                 any and all Liabilities of a member of the RemainCo Group to the extent relating to, arising out of or resulting from any RemainCo Assets (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the SpinCo Business); and

(vi)                              the Applicable RemainCo Portion of each Shared Contingent Liability.

(86)                          “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(87)                          “Rules” shall have the meaning set forth in Section 9.2.

(88)                          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(89)                          “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(90)                          “Separation Expenses” shall have the meaning set forth in Section 12.5.

(91)                          “Shared Contingent Asset” shall mean:

(i)                                     the Assets set forth on Schedule 1.1(91) and any and all Assets that are expressly contemplated by any Ancillary Agreement to be Shared Contingent Assets;

(ii)                                  any and all Assets of RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) relating to, arising out of or resulting from a general corporate matter of RemainCo if and to the extent such claim or other right has accrued as of the Effective Time (or relates to any events or circumstances prior to the Effective Time), including any Assets to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly owned or managed by RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) prior to the Effective Time (other than any Asset to the extent relating to (x) the Business Entities comprising the “Group Companies” under the European Rentals Sale Agreement, and their respective businesses, and (y) any terminated Business Entity, business or operation formerly and primarily owned or primarily managed by, or primarily associated with, (A) any member of the RemainCo Group (with respect to the RemainCo Business), (B) any member of the SpinCo Group or (C) either of their respective Businesses, as the case may be);

(iii)                               any and all Assets of RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) to the extent relating to, arising from or involving any Shared Contingent Liability; and

(iv)                              (A) any rights or claims relating to, arising from or involving the indemnification rights of the applicable members of the RemainCo Group pursuant to the European

Rentals Sale Agreement and (B) the portion of any funds received from a Blocked Account (as defined in the European Rentals Sale Agreement) by any member of the RemainCo Group pursuant to Paragraph 4 of Part I of Schedule 12 of the European Rentals Sale Agreement;

except, in the case of each of clauses (i) through (iv) above, for any Asset that is otherwise specifically allocated to either Party under this Agreement or any Ancillary Agreement.

An Asset meeting the foregoing definition shall be considered a Shared Contingent Asset regardless of whether there was any Action pending, threatened or contemplated as of the Effective Time with respect thereto. For purposes of the foregoing, an Asset shall be deemed to have accrued as of the Effective Time if and to the extent that the facts, circumstances, acts and/or omissions giving rise to such Asset shall have occurred or existed on or prior to the Effective Time.

Notwithstanding anything to the contrary in this definition of Shared Contingent Assets, Shared Contingent Assets shall not include any Assets related to or attributable to or arising in connection with Taxes or Tax Returns, which Assets are expressly governed by the Tax Matters Agreement, other than any Shared Contingent Assets described in clause (iii) arising with respect to refunds of European Rentals Disposition Taxes, to which the provisions of Article IV of the Tax Matters Agreement shall apply, mutatis mutandis.

The term “Contingent” as used in the definition of “Shared Contingent Asset” is a term of convenience only and shall not otherwise limit the type or manner of Assets that would otherwise be within the provisions of clauses (i) through (iv) of this definition.

(92)                          “Shared Contingent Liabilities” shall mean:

(i)                                     the Liabilities set forth on Schedule 1.1(92)(i) and any and all Liabilities that are expressly contemplated by any Ancillary Agreement to be Shared Contingent Liabilities;

(ii)                                  any and all Liabilities of RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) relating to, arising out of or resulting from a general corporate matter of RemainCo if and to the extent such Liability has accrued on or prior to the Effective Time (or relates to any events or circumstances prior to the Effective Time unless otherwise specified below in clauses (A) through (C)), including any Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A)                               claims made (I) by or on behalf of holders of any of RemainCo’s securities (excluding debt securities), in their capacities as such, in each case, relating to any acts, omissions or events on or prior to the Effective Time and (II) prior to April 30, 2018 by or on behalf of holders of any of RemainCo’s debt securities, in their capacities as such;

(B)                               any form, report, statement, certification or other document (including all exhibits, amendments and supplements thereto) (other than a Disclosure Document) filed by RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of

RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) with the Commission on or prior to the Effective Time, including the financial statements included therein; and

(C)                               any terminated or divested Business Entity, business or operation (including those Business Entities, businesses and operations set forth on Schedule 1.1(92)(ii)(C)) formerly owned or managed by RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) prior to the Effective Time (other than any Liability to the extent relating to (x) the Business Entities comprising the “Group Companies” under the European Rentals Sale Agreement, and their respective businesses, and (y) any terminated Business Entity, business or operation formerly and primarily owned or primarily managed by, or primarily associated with, (1) any member of the RemainCo Group (with respect to the RemainCo Business), (2) any member of the SpinCo Group or (3) either of their respective Businesses, as the case may be);

(iii)                               any and all Liabilities of RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) relating to, arising out of or resulting from any Action with respect to the Plan of Separation or the Distribution made or brought by any third party against any Party or any member of any Party’s respective Group (which, for the avoidance of doubt, excludes any Action by a Party or member of such Party’s Group, on the one hand, against the other Party or member of the other Party’s Group, on the other hand), including any fees or expenses related to the termination of any Contract of RemainCo or any of its Subsidiaries (which Subsidiaries were Subsidiaries of RemainCo immediately prior to the Effective Time, but only while such Subsidiaries are Subsidiaries of RemainCo) in connection with or as a result of the Plan of Separation or the Distribution;

(iv)                              any and all Liabilities to the extent relating to, arising out of or resulting from any Shared Contingent Assets;

(v)                                 any and all Liabilities relating to, arising out of or resulting from any (x) claims for indemnification by any current or former directors, officers or employees of RemainCo or any of its current or former Subsidiaries, in their capacities as such, or (y) claims for breach of fiduciary duties brought against any current or former directors, officers or employees of RemainCo or any of its current or former Subsidiaries, in their capacities as such, in each case, relating to any acts, omissions or events on or prior to the Effective Time;

(vi)                              any and all European Rentals Disposition Taxes;

(vii)                           any and all Liabilities (A) actually incurred by any member of the RemainCo Group or the SpinCo Group to the extent relating to, arising out of or resulting from any Permanent Solution (as defined in the European Rentals Sale Agreement) under the European Rentals Sale Agreement (provided that “Shared Contingent Liabilities” shall not include the actual implementation by any member of the RemainCo Group of any Permanent Solution) or (B) relating to, arising out of or resulting from the indemnification obligations of the applicable members of the RemainCo Group or the SpinCo Group pursuant to the European Rentals Sale Agreement; or

(viii)                        any and all Separation Expenses to the extent provided in Section 12.5.

except, in the case of each of clauses (i) through (viii) above, for any Liability that is otherwise specifically allocated to either Party under this Agreement or any Ancillary Agreement.

Notwithstanding anything to the contrary herein, except as provided in clause (vi) above, Shared Contingent Liabilities shall not include any Liabilities that are related or attributable to or arising in connection with Taxes or Tax Returns, which Liabilities are expressly governed by the Tax Matters Agreement.

The term “Contingent” as used in the definition of “Shared Contingent Liabilities” is a term of convenience only and shall not otherwise limit the type or manner of Liabilities that would otherwise be deemed within the provisions of clauses (i) through (viii) of this definition.

(93)                          “Shared Contract” shall have the meaning set forth in Section 2.2(c)(i).

(94)                          “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of RemainCo or any Subsidiary of RemainCo which relate to the SpinCo Business, other than SpinCo Policies.

(95)                          “Social Media Assets” shall mean all accounts, profiles, registrations, usernames, keywords, tags, and other social media identifiers used in connection with any social media websites, channels, pages, groups, blogs and lists.

(96)                          “Software” shall mean all computer software, including source code, object code, executable code, firmware, systems, tools, and all information and documentation (including manuals) related to any of the foregoing.

(97)                          “SpinCo” shall have the meaning set forth in the preamble.

(98)                          “Spinco Acquisition Indebtedness” shall mean (i) the $500,000,000 aggregate principal amount of 5.375% senior unsecured notes issued pursuant to that certain Indenture, dated as of April 13, 2018, by and among, SpinCo, RemainCo, as parent guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of April 13, 2018, by and between SpinCo and the Trustee and (ii) the credit facilities consisting of a $1,600,000,000 term loan facility and $750,000,000 revolving facility that, subject to customary closing conditions, will be incurred pursuant to a credit agreement, to be dated on or about the closing of the transactions contemplated by the La Quinta Acquisition Agreement, by and among, SpinCo, as borrower, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto.

(99)                          “SpinCo Assets” shall mean, without duplication:

(i)                                     the ownership interests in those Business Entities that are included in the definition of SpinCo Group including those Business Entities set forth on Schedule 1.1(104);

(ii)                                  (A) any and all Contracts primarily related to the SpinCo Business, including the Contracts set forth on Schedule 1.1(99)(ii), the Rewards Agreements (as defined in the European Rentals Sale Agreement) and the Brand Licence Agreements (as defined in the European Rentals Sale Agreement), (B) any rights or claims arising thereunder, and (C) any other rights or claims or contingent rights or claims primarily relating to or arising from any SpinCo Asset or the SpinCo Business;

(iii)                               the La Quinta Acquisition Agreement and any rights or claims relating to, arising from or involving the La Quinta Acquisition Agreement or the transactions contemplated thereby;

(iv)                              any and all Assets reflected on the SpinCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for SpinCo or any member of the SpinCo Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(v)                                 any and all rights of any member of the SpinCo Group under any Policies pursuant to Article X, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(vi)                              the Assets set forth on Schedule 1.1(99)(vi), and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by SpinCo or any other member of the SpinCo Group, including, for the avoidance of doubt, the TRC Marks;

(vii)                           any and all furnishings and office equipment located at a physical site of which the ownership or leasehold interest is being Transferred to or retained by SpinCo; provided, that personal computers shall be Transferred to or retained by the Party who, following the Effective Time, employs the applicable employee who, prior to the Effective Time, used such personal computer;

(viii)                        any and all Assets to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned or primarily managed by, or primarily associated with, any member of the SpinCo Group or the SpinCo Business;

(ix)                              subject to applicable Law and the provisions of the applicable Ancillary Agreements, to the extent not already identified in clauses (i) through (viii) above, all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information that is exclusively related to the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the members of the SpinCo Group, and a non-exclusive right to all Information that is related to, but not exclusively related to, the SpinCo Assets, the SpinCo Liabilities, the SpinCo Business or the members of the SpinCo Group (it being understood that no member of the RemainCo Group or the SpinCo Group shall be required to delete any Information from its systems);

(x)                                 any and all other Assets (other than Assets that are of the type that would be listed in clauses (i) through (ix) above) owned or held immediately prior to the Effective Time by RemainCo or any of its Subsidiaries (including, prior to the Distribution Date, SpinCo or any of its Subsidiaries) primarily relating to or used in the SpinCo Business. The intention of this clause (x) is only to rectify any inadvertent omission or Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a SpinCo Asset. No Asset shall be deemed a SpinCo Asset solely as a result of this clause (x) unless a claim with respect thereto is made by SpinCo within the applicable time period(s) established by Section 2.6(d); and

(xi)                              the Applicable SpinCo Portion of each Shared Contingent Asset;

except, in the case of each of clauses (i) through (xi) above, for any Asset that is otherwise (x) specified to be a Shared Contingent Asset or (y) specifically allocated to any member of the RemainCo Group under this Agreement or any Ancillary Agreement.

(100)                   “SpinCo Balance Sheet” shall mean the combined balance sheet of the SpinCo Group, including the notes thereto, included in the final version of the SpinCo Information Statement, as filed with the SpinCo Form 10.

(101)                   “SpinCo Business” shall mean (i) the business and operations of the Hotel Group segment of RemainCo as described in RemainCo’s Form 10-K for the fiscal year ended December 31, 2017, (ii) any other business conducted primarily through the use of the SpinCo Assets prior to the Effective Time and (iii) the businesses and operations of Business Entities acquired or established by or for, or conducted by, SpinCo or any of its Subsidiaries after the Distribution Date.

(102)                   “SpinCo Common Stock” shall have the meaning set forth in the recitals hereto.

(103)                   “SpinCo Form 10” shall mean the registration statement on Form 10 filed by SpinCo with the Commission in connection with the Distribution.

(104)                   “SpinCo Group” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including those entities identified on Schedule 1.1(104), even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

(105)                   “SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their Affiliates and each member of the SpinCo Group’s and their respective Affiliates’ respective directors, officers, employees and agents and each of the respective heirs, executors, successors and assigns of any of the foregoing.

(106)                   “SpinCo Information Statement” shall mean the Information Statement attached as an exhibit to the SpinCo Form 10 sent to, or notice of internet availability of which is sent to, the holders of shares of RemainCo Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(107)                   “SpinCo Liabilities” shall mean:

(i)                                     any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(107)(i) hereto) as Liabilities to be Assumed by any member of the SpinCo Group, and all obligations and Liabilities expressly Assumed by any member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(ii)                                  any and all TRC Liabilities arising at or after the Effective Time;

(iii)                               any and all Liabilities primarily relating to, arising out of or resulting from:

(a)                                 the operation or conduct of the SpinCo Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business);

(b)                                 the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) with respect to the SpinCo Business); or

(c)                                  any and all SpinCo Assets, whether arising before, on or after the Effective Time (other than Liabilities arising under any Shared Contracts to the extent such Liabilities relate to the RemainCo Business);

(iv)                              any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Disclosure Documents (including the SpinCo Form 10 and SpinCo Information Statement), including any Liabilities arising from or based upon misstatements in or omissions from such Disclosure Documents;

(v)                                 the Applicable SpinCo Portion of each Shared Contingent Liability;

(vi)                              any and all Liabilities relating to, arising out of or resulting from (A) any indebtedness (including debt securities and asset-backed debt) of any member of the SpinCo Group, (B) indebtedness (regardless of the issuer of, or obligors under, such indebtedness) exclusively relating to the SpinCo Business and/or (C) any indebtedness (regardless of the issuer of, or obligor under, such indebtedness) secured exclusively by any of the SpinCo Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness specified in this clause (vi), in its capacity as such);

(vii)                           any and all Liabilities reflected as liabilities or obligations on the SpinCo Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the SpinCo Balance Sheet;

(viii)                        any and all Liabilities to the extent relating to, arising out of or resulting from the the La Quinta Acquisition Agreement or the transactions contemplated thereby; and

(ix)                              any and all Liabilities to the extent relating to any terminated Business Entity, business or operation formerly and primarily owned or primarily managed by, or primarily associated with, any member of the SpinCo Group or the SpinCo Business;

except, in the case of each of clauses (i) through (ix) above, for any Liability that is otherwise (x) specified to be a Shared Contingent Liability or (y) specifically allocated to any member of the RemainCo Group under this Agreement or any Ancillary Agreement.

(108)                   “SpinCo Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of RemainCo or any Subsidiary of RemainCo, which relate exclusively to the SpinCo Business and which Policies are either maintained by SpinCo or a member of the SpinCo Group or assignable to SpinCo or a member of the SpinCo Group.

(109)                   “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(110)                   “Target Net Indebtedness” shall have the meaning set forth on Schedule 1.1(110).

(111)                   “Target Net Proceeds” shall have the meaning set forth on Schedule 1.1(111).

(112)                   “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(113)                   “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between RemainCo and SpinCo.

(114)                   “Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

(115)                   “Third Party Claim” shall have the meaning set forth in Section 7.4(b).

(116)                   “Third Party Proceeds” shall have the meaning set forth in Section 7.8(a).

(117)                   “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(118)                   “Transfer” shall have the meaning set forth in Section 2.2(b)(i).

(119)                   “Transition Services Agreement” shall mean the Transition Services Agreement by and between RemainCo and SpinCo.

(120)                   “TRC Liabilities” shall mean any Liability arising out of any infringement, misappropriation or other violation of any Intellectual Property rights of any other Person that results from, or relates to, any use of the TRC Marks.

(121)                   “TRC Marks” shall mean those Trademarks set forth on Schedule 1.1(122).

(122)                   “2018 Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.2(b).

Section 1.2                                    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3                                    Effective Time.  This Agreement shall be effective as of the Effective Time.

ARTICLE II

THE SEPARATION

Section 2.1                                    General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that after consummation of the transactions contemplated hereby RemainCo shall be restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (i) all of RemainCo’s and its Subsidiaries’ right, title and interest in and to the RemainCo Assets will be owned or held by a member of the RemainCo Group, the RemainCo Business will be conducted by the members of the RemainCo Group and the RemainCo Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the RemainCo Group, and (ii) all of RemainCo’s and its Subsidiaries’ right, title and interest in and to the SpinCo Assets will be owned or held by a member of the SpinCo Group, the SpinCo Business will be conducted by the members of the SpinCo Group and the SpinCo Liabilities will be all Assumed directly or indirectly by (or remain with) a member of the SpinCo Group.

Section 2.2                                    Transfer of Assets.

(a)                                 Plan of Reorganization.  Prior to the Effective Time, except for Transfers contemplated by Schedule 2.2 attached hereto (the “Reorganization Plan”) or this Agreement or the Ancillary Agreements to occur after the Effective Time, the Parties shall complete the transactions set forth in the Reorganization Plan in the manner set forth therein, including by taking the actions referred to in Section 2.2(c) below.

(b)                                 On or prior to the Effective Time and to the extent not already completed, in accordance with the Reorganization Plan:

(i)                                     RemainCo shall, and shall cause the applicable members of its Group to, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”), to SpinCo or the applicable member of the SpinCo Group all of RemainCo’s and the applicable RemainCo Group members’ respective right, title and interest in and to the SpinCo Assets; and

(ii)                                  SpinCo shall, and shall cause the applicable members of its Group to, as applicable, Transfer to RemainCo or the applicable member of the RemainCo Group all of SpinCo’s and the applicable SpinCo Group members’ respective right, title and interest in and to the RemainCo Assets.

(c)                                  Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a) and Section 2.2(b):

(i)                                     Unless the Parties otherwise agree or the applicable benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is (A) a RemainCo Asset but, prior to the Effective Time, inures in part to the benefit or burden of any member of the SpinCo Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the SpinCo

Group in connection with the Distribution and/or the other transactions contemplated hereby), or (B) a SpinCo Asset but, prior to the Effective Time, inures in part to the benefit or burden of any member of the RemainCo Group (other than any such Contract covering substantially the same services or arrangements that are covered by a Contract entered into by a member of the RemainCo Group in connection with the Distribution and/or the other transactions contemplated hereby), including in the case of each of clauses (A) and (B), the Contracts set forth on Schedule 2.2(c)(i) (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment or amendment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions (including by providing prompt written notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the RemainCo Group or the SpinCo Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the RemainCo Business or the SpinCo Group, respectively (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2.

(ii)                                  Each of RemainCo and SpinCo shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of an Audit relating to Income Taxes).

(iii)                               Nothing in this Section 2.2(c) shall require any member of any Group to make any material payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group or as otherwise provided on Schedule 1.1(91)(i)), incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.2(c).

(d)                                 Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement prior to the Effective Time, or, pursuant to Section 2.6, following the Effective Time.

Section 2.3                                    Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, in accordance with the Reorganization Plan, (a) RemainCo shall, or shall cause a member of the RemainCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the RemainCo Liabilities, and (b) SpinCo shall, or shall cause a member of the SpinCo Group to, Assume all the SpinCo Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (iii) where or against whom such Liabilities are asserted or determined and (iv) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4                                    Intercompany Accounts.

(a)                                 All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements, including payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements) treated as debt for U.S. federal income Tax purposes by the Parties, if any, between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the Effective Time shall, prior or at the Effective Time, be settled, by means of cash payments, a dividend, capital contribution, a combination of the foregoing or otherwise, as determined by RemainCo (including as described on the Reorganization Plan attached hereto). All intercompany balances that are primarily accounting entries and do not represent debt for U.S. federal income Tax purposes, including in respect of any cash balances or any cash held in any centralized cash management system, between any member of the SpinCo Group, on the one hand, and any member of the RemainCo Group, on the other hand, which exist and are reflected in the accounting records of the Parties shall, at the Effective Time, be eliminated. Some or all of the foregoing may for administrative convenience be implemented through book entries.

(b)                                 As between RemainCo and SpinCo (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.5                                    Limitation of Liability.

(a)                                 Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b)                                 Except as set forth in Section 2.5(c), and subject to the provisions of Section 2.4, neither Party nor any member of its Group shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, course of dealings or understandings between or among it (or any member of its Group) and the other Party (or any member of its Group) effective as of the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangement or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.

(c)                                  The provisions of Section 2.5(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i)                                     any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Affiliates is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute RemainCo Assets or RemainCo Liabilities, or SpinCo Assets or SpinCo Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii)                                  any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of RemainCo or SpinCo, as the case may be, is a party.

Section 2.6                                    Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a)                                 To the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall cooperate to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that, both prior to and following the Effective Time, the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the RemainCo Group or the SpinCo Group, as applicable, entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the

Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b)                                 If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c)                                  The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d)                                 On and prior to the eighteen (18) month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee and following such Transfer, such Asset shall be a RemainCo Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(e)                                  After the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any member of such Party’s Group or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 12.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(f)                                   Each of RemainCo and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owed by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of an Audit relating to Income Taxes).

Section 2.7                                    Conveyancing and Assumption Instruments.

In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Effective Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to the Laws of the State of Delaware or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer, and for Transfers to be effected pursuant to non-U.S. Laws, in such other form as the Parties shall reasonably agree, including the Transfer of real property with deeds as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8                                    Further Assurances.

(a)                                 In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals of, any Governmental Entity or any other Person under any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

Section 2.9                                    Novation of Liabilities.

(a)                                 Each Party, at the request of the other Party, shall, prior to the Effective Time, or, pursuant to Section 2.6, following the Effective Time, use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Non-Liable Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b)                                 If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Non-Liable Party or a member of such Non-Liable Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Non-Liable Party hereunder and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Non-Liable Party or member of such Non-Liable Party’s Group thereunder from and after the Effective Time. The Liable Party shall indemnify the Non-Liable Party and any members of the Non-Liable Party’s Group and hold each of them harmless against any Liabilities (other than Liabilities of such Non-Liable Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Non-Liable Party with respect to any matter to the extent that such Non-Liable Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. The Non-Liable Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Non-Liable Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Non-Liable Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Non-Liable Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

Section 2.10                             Guarantees.

(a)                                 Except for those guarantees set forth on Schedule 2.10(a) where (x) RemainCo shall remain as guarantor and SpinCo shall indemnify and hold harmless the RemainCo Indemnitees or (y) SpinCo shall remain as guarantor and RemainCo shall indemnify and hold harmless the SpinCo Indemnitees, in each case, for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) or as otherwise specified in any Ancillary Agreement on or prior to the Effective Time or as soon as practicable thereafter, (i) RemainCo shall (with the reasonable cooperation of SpinCo) use its commercially reasonable efforts to have any member of the SpinCo Group removed as guarantor of or obligor for any RemainCo Liability, to the extent that they relate to RemainCo Liabilities, and (ii) SpinCo shall (with the reasonable cooperation of RemainCo) use its commercially reasonable efforts to have any member of the RemainCo Group removed as guarantor of or obligor for any SpinCo Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to SpinCo Liabilities.

(b)                                 On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) in connection with the actions contemplated by Section 2.10(a), (i) of any member of the RemainCo Group, SpinCo shall execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which SpinCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached, and (ii) of any member of the SpinCo Group,

RemainCo shall execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which RemainCo would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c)                                  If RemainCo or SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of RemainCo and SpinCo agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party is or may be liable unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such Party wishes to extend the term of such guaranteed lease, then such Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11                             Disclaimer of Representations and Warranties. EACH OF REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY CONTINUING ARRANGEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS, ANY CONTINUING ARRANGEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR CONTINUING ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS, NOTICES OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR MADE, OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1                                    Certificate of Incorporation; By-laws.  On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Certificate of Incorporation and By-laws filed by SpinCo with the Commission as exhibits to the SpinCo Form 10.

Section 3.2                                    Directors.  On or prior to the Distribution Date, RemainCo shall take all necessary action to cause the Board of Directors of SpinCo to consist of the individuals identified in the SpinCo Information Statement as directors of SpinCo.

Section 3.3                                    Resignations.

(a)                                 Subject to Section 3.3(b), on or prior to the Distribution Date, (i) RemainCo shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the SpinCo Group) to resign, effective as of the Distribution Date, from all positions as officers or directors of any member of the SpinCo Group in which they serve, and (ii) SpinCo shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the RemainCo Group) to resign, effective as of the Distribution Date, from all positions as officers or directors of any members of the RemainCo Group in which they serve.

(b)                                 No Person shall be required by any Party to resign from any position or office with the other Party (or any member of its Group) if such Person is disclosed in the SpinCo Information Statement or other Disclosure Document of either Party as the Person who is to hold such position or office following the Distribution.

Section 3.4                                    Net Indebtedness Adjustment.

(a)                                 Within ninety (90) days after the Distribution Date, SpinCo shall prepare and deliver to RemainCo a statement (the “Net Indebtedness Statement”), setting forth the Net Indebtedness of the SpinCo Business as of the close of business on the Distribution Date (“Closing Net Indebtedness”). Upon SpinCo’s request, RemainCo shall provide reasonable assistance to SpinCo in the preparation of the Net Indebtedness Statement.

(b)                                 The Net Indebtedness Statement shall become final and binding upon the Parties on the sixtieth (60th) day following delivery thereof, unless RemainCo gives written notice of its disagreement with the Net Indebtedness Statement (a “Net Indebtedness Notice of Disagreement”) to SpinCo prior to such date. Any Net Indebtedness Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Net Indebtedness not being determined in accordance with this Section 3.4. If a Net Indebtedness Notice of Disagreement is received by SpinCo in a timely manner, then the Net Indebtedness Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Net Indebtedness Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the thirty (30)-day period following the delivery of a Net Indebtedness Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Net Indebtedness Notice of Disagreement. At the end of such thirty (30)-day period, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for arbitration any and all matters that remain in dispute and were properly included in the Net Indebtedness Notice of

Disagreement. The Accountant shall be a nationally recognized independent public accounting firm that is mutually agreed upon by the Parties in writing; provided that if the Parties cannot agree upon an accounting firm, the Accountant shall be PricewaterhouseCoopers. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Net Indebtedness was made in accordance with this Section 3.4, and whether there were mathematical errors in the Net Indebtedness Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within thirty (30) days of receipt of the submission (it being understood that in rendering such decision, the Accountant shall be functioning as an expert and not as an arbitrator). The fees and expenses of the Accountant pursuant to this Section 3.4 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of RemainCo’s independent auditors, attorneys and other consultants pursuant to this Section 3.4 shall be borne by RemainCo and the fees and disbursements of SpinCo’s independent auditors, attorneys and other consultants pursuant to this Section 3.4 shall be borne by SpinCo.

(c)                                  “Net Indebtedness Adjustment Amount” shall mean an amount equal to Closing Net Indebtedness as finally determined pursuant to Section 3.4(b), minus Target Net Indebtedness, which amount can be either a positive or negative number.  If the Net Indebtedness Adjustment Amount is greater than zero, RemainCo shall, within ten (10) Business Days after the Net Indebtedness Statement becomes final and binding on the Parties, pay to SpinCo the Net Indebtedness Adjustment Amount. If the Net Indebtedness Adjustment Amount is less than zero, SpinCo shall, within ten (10) Business Days after the Net Indebtedness Statement becomes final and binding on the Parties, pay to RemainCo the absolute value of the Net Indebtedness Adjustment Amount. Any payment made pursuant to this Section 3.4(c) shall be made promptly by wire transfer in immediately available funds to one or more accounts designated in writing at least two (2) Business Days prior to such payment by the Party entitled to receive such payment.

(d)                                 During the period of time from and after the Distribution Date through the resolution of any payment contemplated by Section 3.4(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.4 reasonable access during normal business hours to all the properties, personnel and Records of such Party relevant to the Net Indebtedness Statement, the Net Indebtedness Notice of Disagreement and any payments contemplated by this Section 3.4.

Section 3.5                                    European Rentals Net Proceeds Adjustment.

(a)                                 Within forty-five (45) days after the final determination of the Purchase Price (as defined in the European Rentals Sale Agreement) pursuant to the terms of Clause 7 of the European Rentals Sale Agreement, RemainCo shall prepare and deliver to SpinCo a statement (the “Net Proceeds Statement”), setting forth the Final Net Proceeds. Upon RemainCo’s request, SpinCo shall provide reasonable assistance to SpinCo in the preparation of the Net Proceeds Statement.

(b)                                 The Net Proceeds Statement shall become final and binding upon the Parties on the sixtieth (60th) day following delivery thereof, unless SpinCo gives written notice of its disagreement with the Net Proceeds Statement (a “Net Proceeds Notice of Disagreement”) to RemainCo prior to such date. Any Net Proceeds Notice of Disagreement shall (x) specify in reasonable detail the nature of any disagreement so asserted, and (y) only include disagreements based on mathematical errors or based on Final Net Proceeds not being determined in accordance with this Section 3.5. If a Net Proceeds Notice of Disagreement is received by RemainCo in a timely manner, then the Net Proceeds Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the

Net Proceeds Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the thirty (30)-day period following the delivery of an Net Proceeds Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Net Proceeds Notice of Disagreement. At the end of such thirty (30)-day period, the Parties shall submit to the Accountant for arbitration any and all matters that remain in dispute and were properly included in the Net Proceeds Notice of Disagreement. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Final Net Proceeds was made in accordance with this Section 3.5, and whether there were mathematical errors in the Net Proceeds Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within thirty (30) days of receipt of the submission (it being understood that in rendering such decision, the Accountant shall be functioning as an expert and not as an arbitrator).  The fees and expenses of the Accountant pursuant to this Section 3.5 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of RemainCo’s independent auditors, attorneys and other consultants pursuant to this Section 3.5 shall be borne by RemainCo and the fees and disbursements of SpinCo’s independent auditors, attorneys and other consultants pursuant to this Section 3.5 shall be borne by SpinCo.

(c)                                  “Net Proceeds Adjustment Amount” shall mean an amount equal to Final Net Proceeds as finally determined pursuant to Section 3.5(b), minus Target Net Proceeds, which amount can be either a positive or negative number.  If the Net Proceeds Adjustment Amount is greater than zero, then such Net Proceeds Adjustment Amount shall be a Shared Contingent Asset hereunder. If the Net Proceeds Adjustment Amount is less than zero, then such Net Proceeds Adjustment Amount shall be a Shared Contingent Liability hereunder.

(d)                                 During the period of time from and after the Distribution Date through the resolution of any payment contemplated by this Section 3.5, each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.5 reasonable access during normal business hours to all the properties, personnel and Records of such Party relevant to the Net Proceeds Statement or the Net Proceeds Notice of Disagreement and any payments contemplated by this Section 3.5.

(e)                                  During the period of time from and after the Distribution Date through the resolution of any payment contemplated by this Section 3.5, RemainCo shall use commercially reasonable efforts to pursue the adjustments to the Purchase Price (as defined in the European Rentals Sale Agreement) in accordance with Clause 7 of the European Rentals Sale Agreement, and any related rights thereunder.

Section 3.6                                    Ancillary Agreements. On or prior to the Effective Time, each of RemainCo and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 3.7                                    Cash Balances.

(a)                                 Prior to the Effective Time, RemainCo shall, or shall cause a member of the RemainCo Group to, transfer to SpinCo cash in the approximate amount of $68 million (the “SpinCo Cash Amount”) in respect of certain SpinCo Liabilities to be Assumed by SpinCo in connection with the transactions contemplated hereby.

(b)                                 It is intended that immediately following the Distribution, the SpinCo Group shall have cash and cash equivalents approximately equal to the sum of (i) the SpinCo Cash Amount, plus (ii) the amount of Excess SpinCo Debt Proceeds (such sum, the "Aggregate SpinCo Cash Amount").

Prior to the Distribution Date, SpinCo shall use commercially reasonable efforts to distribute or otherwise transfer to a bank account of RemainCo designated by RemainCo prior to the Distribution Date the excess cash and cash equivalents above the Aggregate SpinCo Cash Amount from the account of SpinCo (the aggregate of such excess, “Distributed Cash”). The Distributed Cash shall constitute “Boot” that is subject to the requirements of Section 4.6(b).

ARTICLE IV

THE DISTRIBUTION

Section 4.1                                    Stock Dividend to RemainCo.  On or prior to the Distribution Date, (a) SpinCo shall issue to RemainCo such number of shares of SpinCo Common Stock (or RemainCo and SpinCo shall take or cause to be taken such other appropriate actions to ensure that RemainCo has the requisite number of shares of SpinCo Common Stock) as will be required so that the total number of shares of SpinCo Common Stock held by RemainCo immediately prior to the Distribution is equal to the total number of shares of SpinCo Common Stock distributable in the Distribution and (b) RemainCo will cause the Agent to distribute all of the outstanding shares of SpinCo Common Stock then owned by RemainCo to holders of RemainCo Common Stock on the Distribution Record Date, and to credit the appropriate class and number of such shares of SpinCo Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of SpinCo Common Stock. SpinCo will not issue paper stock certificates in respect of the shares of SpinCo Common Stock.  For stockholders of RemainCo who own RemainCo Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of RemainCo Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees, as applicable) will be entitled to receive in the Distribution one (1) share of SpinCo Common Stock for every one (1) share of RemainCo Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees, as applicable) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) SpinCo Common Stock such stockholder is entitled to in the Distribution.

Section 4.2                                    Fractional Shares. Holders of RemainCo Common Stock holding a number of shares of RemainCo Common Stock, on the Record Date, which would entitle such stockholders to receive less than one whole share of SpinCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts, and any such fractional shares interests to which a holder of RemainCo Common Stock would otherwise be entitled shall not entitle such holder to vote or to any other rights as a stockholder of SpinCo. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of SpinCo Common Stock allocable to each holder of record or beneficial owner of RemainCo Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of SpinCo Common Stock, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. SpinCo shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of RemainCo, SpinCo or the Agent will guarantee any minimum sale price for the fractional shares of SpinCo Common Stock. Neither RemainCo nor SpinCo will pay any interest on the proceeds from the sale of fractional shares. The Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of RemainCo or SpinCo.

Section 4.3                                    Actions in Connection with the Distribution.

(a)                                 SpinCo shall file such amendments and supplements to the SpinCo Form 10 as RemainCo may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the SpinCo Form 10 as may be required by the Commission or federal, state or foreign securities Laws. SpinCo shall mail to the holders of RemainCo Common Stock, at such time on or prior to the Distribution Date as RemainCo shall determine, a notice of Internet availability of the SpinCo Information Statement, as well as any other information concerning SpinCo, its business, operations and management, the Plan of Separation and such other matters as RemainCo shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from RemainCo, to the extent requested, SpinCo shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that RemainCo determines is necessary or desirable to effectuate the Distribution, and RemainCo and SpinCo shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)                                 SpinCo shall also cooperate with RemainCo in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Separation or other transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                                  Promptly after receiving a request from RemainCo, SpinCo shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the SpinCo Common Stock to be distributed in the Distribution on the New York Stock Exchange, subject to official notice of distribution.

(d)                                 Nothing in this Section 4.3 shall be deemed, by itself, to shift Liability for any portion of the SpinCo Form 10 or SpinCo Information Statement to RemainCo.

Section 4.4                                    Sole Discretion of RemainCo. RemainCo shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, RemainCo may, in accordance with Section 12.11, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

Section 4.5                                    Conditions to Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of RemainCo and shall not give rise to or create any duty on the part of RemainCo or the Board of Directors of RemainCo to waive or not waive any such condition.

(a)                                 The SpinCo Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto, and a notice of Internet availability of the SpinCo Information Statement forming a part thereof shall have been mailed to the holders of RemainCo Common Stock;

(b)                                 The SpinCo Common Stock to be delivered in the Distribution shall have been approved for listing on the New York Stock Exchange, subject to official notice of distribution;

(c)                                  Prior to the Distribution, RemainCo shall have obtained an opinion from Kirkland & Ellis LLP and Deloitte Tax LLP, its tax advisors, in form and substance satisfactory to RemainCo (in its sole discretion), to the effect that, subject to the assumptions and limitations described therein, the Distribution, together with certain related transactions, will qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code in which no gain or loss is recognized by RemainCo or its stockholders, except, in the case of stockholders of RemainCo, for cash received in lieu of fractional shares;

(d)                                 Prior to the Distribution Date, RemainCo shall have obtained a solvency opinion from Houlihan Lokey Capital, Inc., in form and substance satisfactory to RemainCo to the effect that (i) following the Distribution, RemainCo, on the one hand, and SpinCo, on the other hand, will be solvent and adequately capitalized and (ii) RemainCo has adequate surplus to declare the applicable dividend;

(e)                                  Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect;

(f)                                   No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of RemainCo shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g)                                  The financing transactions described in the SpinCo Information Statement as having occurred prior to the Distribution shall have been consummated on or prior to the Distribution;

(h)                                 The Board of Directors of RemainCo shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion.

Section 4.6                                    Tax Matters in Connection with Distribution.

(a)                                 Each of RemainCo and SpinCo acknowledges and agrees that this Agreement (together with any Plan of Reorganization Documents and any Exhibit hereto) shall be hereby adopted as and shall constitute a “plan of reorganization” within the meaning of Regulations Section 1.368-2(g).

(b)                                 In the event that RemainCo receives from SpinCo any Boot in connection with the Transfer and other transactions contemplated by this Agreement or any Ancillary Agreement, such Boot shall be distributed to shareholders of RemainCo or transferred to creditors of RemainCo in connection with such plan of reorganization and in accordance with the Reorganization Plan attached hereto.

Section 4.7                                    Effectiveness of Distribution. Unless otherwise determined by RemainCo, the Distribution shall be deemed to occur at 11:59 p.m., Eastern Daylight Time, on the Distribution Date (the “Effective Time”).

ARTICLE V

CERTAIN COVENANTS

Section 5.1                                    No Solicit; No Hire.

(a)                                 From the Effective Time through and including the date set forth on Schedule 5.1 (the “Restricted Period”), none of RemainCo or SpinCo or any member of their respective Groups will, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any Person specified on Schedule 5.1 (a “Restricted Person”).

(b)                                 For and during the Restricted Period, none of RemainCo or SpinCo or any member of their respective Groups will, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person of the other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2                                    Auditors and Audits; Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 5.2, (i) at any time, with the consent of the other Party, which consent shall not be unreasonably withheld or delayed, relating to reporting, disclosure, other regulatory obligations and/or other obligations to Governmental Entities (including under applicable securities Laws or Laws in respect of Taxes); (ii) at any time to comply with the obligations under this Agreement, any Ancillary Agreement or any other agreements or arrangements entered into prior to the Effective Time with respect to which the requesting Party requires information from the other Party to fulfill the requesting Party’s obligations under such agreement or arrangement; (iii) from the Effective Time until the later of (x) August 15, 2019 and (y) completion of each Party’s audit for the fiscal year ending December 31, 2018, solely with respect to the preparation and audit of each Party’s financial statements for the year ended December 31, 2018, the printing, filing and public dissemination of such financial statements, the dissemination of earnings releases, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iv) in the event that any Party changes its auditors within three (3) years of the Distribution Date, upon reasonable written request by such Party to the other Party, for a period of up to one hundred and eighty (180) days from such change; (v) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission; and (vi) at any time for use in any judicial, regulatory, administrative, Tax, insurance or other proceeding or in order to satisfy audit, accounting, claims, regulatory, investigation, litigation, Tax or other similar requirements. Notwithstanding the foregoing, each Party agrees as follows:

(a)                                 Date of Auditors’ Opinion. SpinCo shall use commercially reasonable efforts to enable its auditors to complete their audit such that they will date their opinion on the audited annual financial statements on the same date that RemainCo’s auditors date their opinion on RemainCo’s audited annual financial statements, and to enable RemainCo to meet its timetable for the printing, filing and public dissemination of RemainCo’s annual financial statements.

(b)                                 Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis all information reasonably required to enable (i) the other Party to meet its timetable for the dissemination of its earnings releases, the preparation, printing, filing, and public dissemination of its annual and quarterly financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “2018 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to information to be included or contained in the other Party’s annual and quarterly financial statements and to permit the other Party’s auditors and management to complete the 2018 Internal Control Audit and Management Assessments, if required.

(c)                                  Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the other Party’s auditors, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the 2018 Internal Control Audit and Management Assessments.

(d)                                 Quarterly and Annual Reports. SpinCo will deliver to RemainCo a substantially final draft, as soon as the same is prepared, of (i) prior to the filing of its first annual report with the Commission, its quarterly reports on Form 10-Q  to be filed with the Commission that includes its financial statements, (ii) its first annual report to be filed with the Commission (or otherwise) that includes its audited financial statements for the year ended December 31, 2018 and (iii) the proxy materials to be filed with the Commission in respect of SpinCo’s first annual meeting of stockholders following the Distribution Date (the documents described in clauses (i) , (ii) and (ii), the “Financial Reporting and Proxy Materials”), in each case at least ten (10) days prior to the expected date of filing; provided, however, that SpinCo may continue to revise its Financial Reporting and Proxy Materials prior to the filing thereof, which changes will be delivered to RemainCo as soon as reasonably practicable; provided, further, that SpinCo’s personnel will actively consult with RemainCo’s personnel regarding any changes which they may consider making to its Financial Reporting and Proxy Materials and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon RemainCo’s financial statements or related disclosures. SpinCo shall notify RemainCo as soon as reasonably practicable after it becomes aware of any material accounting differences between its Financial Reporting and Proxy Materials and RemainCo’s Financial Reporting and Proxy Materials with respect to transactions or activities conducted prior to or at the Effective Time, and the Parties shall subsequently confer and use commercially reasonable efforts to consult with each other in good faith and resolve such differences prior to the filing of the applicable Financial Reporting and Proxy Materials.

Nothing in this Section 5.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business, jeopardize any privilege available to such Party under applicable Law, including any attorney-client privilege or attorney work product protection, or contravene any applicable Laws; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to obtain such third party’s consent to the disclosure of such information or to develop an alternative to providing such access or information to the requesting Party so as to address such lack of access or information in a manner reasonably acceptable to such requesting Party.

Section 5.3                                    Cooperation.  In addition to the rights and obligations set forth in the Transition Services Agreement, from the Effective Time until the twelve (12) month anniversary of the Distribution Date, the Parties shall, and shall cause each of their respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distribution), (ii) provide knowledge transfer regarding its Business or RemainCo’s historical business and (iii) assist the other Party in the orderly and efficient transition in becoming an independent company, in each case at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. The cooperation and assistance provided for in this Section 5.3 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party or would unreasonably interfere with any of its employees normal functions and duties. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.4                                    Effect of Certain Corporate Transactions. If, prior to the fifth (5th) anniversary of the Distribution Date, as a result of a Change of Control, recapitalization or other significant extraordinary corporate transaction, RemainCo or SpinCo (A) were to suffer a downgrade to its senior debt credit rating to (i) unless clause (ii) below applies, below B (as rated by Standard & Poor’s) or below B2 (as rated by Moody’s Investors Services, Inc.) or (ii) if either of such Party’s credit ratings was below the B or B2 ratings described in clause (i) above prior to such transaction, then with respect to a credit rating that was below the B or B2 ratings described in clause (i), to a level below such credit rating prior to the completion of such transaction or (B) were to no longer have its debt securities rated by any nationally recognized credit rating agencies, then, upon the demand of the other Party, such Party shall be required to post a letter of credit or similar security obligation reasonably acceptable to the other Party in an amount in respect of its Applicable Portion of the remaining Shared Contingent Liabilities to be agreed on by the Parties (provided, that in the event the Parties are unable to so agree upon such amount in respect of such Party’s Applicable Portion of the remaining Shared Contingent Liabilities, such amount shall be based on an appraisal prepared by a third party expert mutually agreed upon by the Parties, which appraisal shall be binding upon the Parties) to support such Party’s obligations under Article VII; provided, that in no event shall the amount of such letter of credit or similar security obligation exceed (a) $75,000,000 with respect to any such letter of credit or similar security obligation posted by RemainCo and (b) $50,000,000 with respect to any such letter of credit or similar security obligation posted by SpinCo. For the avoidance of doubt, the posting of such a letter of credit or similar security obligation shall in no event relieve the issuing Party’s obligations under Article VII, and shall not result in a cap on such Party’s Liabilities with respect thereto.

ARTICLE VI

SHARED CONTINGENT ASSETS AND SHARED CONTINGENT LIABILITIES

Section 6.1                                    Shared Contingent Assets and Shared Contingent Liabilities.

(a)                                 Shared Contingent Assets. To the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Shared Contingent Asset, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof), unless there is a good faith open question as to whether such proceeds are in fact Shared Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to RemainCo or SpinCo, as applicable, pursuant to and in accordance with its respective Applicable Portion. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 6.3(b) below) shall be entitled to such reimbursement of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Shared Contingent Asset or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Shared Contingent Asset) related to or arising out of prosecuting or managing any such Shared Contingent Asset from RemainCo and SpinCo, as applicable, from time to time when invoiced, in advance of a final determination or resolution with respect to such Shared Contingent Asset (and each such Party shall be liable for its Applicable Portion of such costs and expenses).

(b)                                 Shared Contingent Liabilities. Except as otherwise expressly set forth in this Article VI and without limiting the indemnification provisions of Article VII, each of RemainCo and SpinCo shall be responsible for its respective Applicable Portion of any costs and expenses (in addition to, without duplication, each such Party’s share of any Indemnifiable Losses in respect of any such Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VII) related to or arising out of any Shared Contingent Liability; provided that in the case of any European Rentals Disposition Taxes, in calculating the payment due from SpinCo or RemainCo, as applicable, such Party shall be credited with the aggregate amount paid or payable by such Party with respect to any European Rentals Disposition Taxes (whether to the other Party or to the applicable Governmental Entity) in accordance with the Tax Matters Agreement (measured by comparing such Party’s actual obligation for such Taxes taking into account the provisions of the Tax Matters Agreement with such Party’s hypothetical obligation for such Taxes taking into account the provisions of the Tax Matters Agreement, but without taking into account any item of income, gain, loss or deduction with respect to the transactions contemplated by the European Rentals Sale Agreement), such that, taking into account such payments and obligations, and the payments required pursuant to this Agreement, each of RemainCo and SpinCo bears its Applicable Portion of any such Taxes, without duplication. Any amounts owed in respect of any Shared Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.3(b) with respect to any Third Party Claim that is a Shared Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the other Party owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto. In furtherance of the foregoing, the Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 6.3(b) below) shall be entitled to reimbursement by the other Party (in an amount equal to their respective Applicable Portions) of any out-of-pocket costs and expenses (which shall not include the costs of salaries and benefits of employees who are managing such Shared Contingent Liability or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as managing the Shared Contingent Liability) related to or arising out of defending or managing any such Shared Contingent Liability from RemainCo and SpinCo, as applicable, from time to time when invoiced, in advance of a final determination or resolution of any Action related to a Shared Contingent Liability. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VII, in respect of any Shared Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

Section 6.2                                    Management of Shared Contingent Assets and Shared Contingent Liabilities.

(a)                                 For purposes of this Article VI, “Managing Party” shall mean RemainCo; provided, however, SpinCo may become the Managing Party with respect to any Shared Contingent Liabilities, Shared Contingent Assets or other matters set forth in this Agreement upon the prior written agreement of SpinCo and RemainCo.

(b)                                 The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to, on behalf of the other Party, any Action or Third Party Claim with respect to a Shared Contingent Asset or Shared Contingent Liability (including with respect to those Shared Contingent Liabilities and Shared Contingent Assets set forth on Schedule 1.1(90) and Schedule 1.1(91)(i), respectively). The Managing Party shall use its commercially reasonable efforts to promptly notify the other Party in the event that it receives notice of any Shared Contingent Asset or Shared Contingent Liability, including any claim or demand relating thereto; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Party against the Managing Party or affect any other provision of this Section 6.2, except to the extent such Party is actually and materially prejudiced thereby in a manner different from the Managing Party. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Asset or Shared Contingent Liability without the prior written consent of the Managing Party. Any settlement by the Managing Party shall be subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  The Party that is not the Managing Party shall not be entitled to raise as a defense to its obligations to pay any amount in respect of any Shared Contingent Liability that such Party was not consulted in the response to or defense thereof (except to the extent such consultation was required under this Agreement), that such Party’s views or opinions as to the conduct of such response to or defense or the reasonableness of any settlement were not accepted or adopted, that such Party does not approve of the quality or manner of the response to or defense thereof or that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(c)                                  The Party that is not the Managing Party acknowledges that the Managing Party may elect not to pursue any Shared Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than such other Party or any business reasons that may be in the best interests of the Managing Party or a member of the the Managing Party’s Group, without regard to the best interests of any member of the other Party’s Group) and that no member of the Managing Party’s Group shall have any Liability to any Person (including any member of the other Party’s Group) as a result of any such determination.

(d)                                 The Managing Party shall consult with the other Party prior to taking any action with respect to any Action or Third-Party Claim with respect to a Shared Contingent Asset or Shared Contingent Liability if the Managing Party’s action could reasonably be expected to have a significant adverse impact (financial or non-financial) on such other Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of such other Party (or any member of its Group), and the Managing Party shall not take such action without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)                                  The Managing Party shall on a quarterly basis, or if a material development occurs (including if a settlement proposal has been made) as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any matter involving a Shared Contingent Asset or Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced thereby in a manner different than the Managing Party. The other Party shall cooperate fully with the Managing Party in its management of any of such Shared Contingent Asset or Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and employees as set forth in Section 6.3).

(f)                                   In the event of any dispute as to whether any Asset or Liability is a Shared Contingent Asset and/or a Shared Contingent Liability as set forth in Section 6.4(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article IX or otherwise), it is determined that such Asset or Liability is not a Shared Contingent Asset or a Shared Contingent Liability, respectively, and that such Asset or Liability belongs to SpinCo or RemainCo, as applicable, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall have the right to cease the prosecution or assertion of such right or claim and the Parties shall cooperate to transfer the control thereof to SpinCo or RemainCo, as applicable. In such event, SpinCo or RemainCo, as applicable, shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right.

Section 6.3                                    Access to Information; Certain Services; Expenses.

(a)                                 Access to Information and Employees by the Managing Party. In connection with the management and disposition of any Shared Contingent Asset and/or any Shared Contingent Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified, privileged or confidential information, to the employees, properties, and Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Asset or Shared Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI. Nothing in this Section 6.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to obtain such third party’s Consent to the disclosure of such information or to develop an alternative to providing such access or information to the Managing Party so as to address such lack of access or information in a manner reasonably acceptable to the Managing Party.

(b)                                 Certain Services. Each of RemainCo and SpinCo shall make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent Liabilities and Shared Contingent Assets to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Asset or Shared Contingent Liability. Nothing in this Section 6.3(b) shall expand or otherwise effect the Parties obligations under the Transition Services Agreement.

(c)                                  Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.3 shall be at no additional cost or expense of the Managing Party or the other Party (other than for (i) actual out-of-pocket costs and expenses which shall be allocated as set forth in Section 6.1 and (ii) costs incurred directly or indirectly by such Party affording such access and other services which shall be the responsibility of such Party), unless such costs and expenses are incurred by RemainCo in connection with the provision of services and access due to its status as the remaining and legacy Business Entity (and not in its capacity as the parent company of the RemainCo Business), in which case such costs and expenses shall be treated as Shared Contingent Liabilities (and shall be borne by the Parties in accordance with their Applicable Portions).

Section 6.4                                    Notice Relating to Shared Contingent Assets and Shared Contingent Liabilities; Disputes.

(a)                                 In the event that any Party or any Member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Shared Contingent Asset or Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Liability or Shared Contingent Asset or (iii) any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Liability or Shared Contingent Asset, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify in writing the Managing Party or the other Party, as applicable, of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release any Party from any of its obligations under this Article VI except and solely to the extent that any such Party shall have been materially and actually prejudiced as a result of such failure.

(b)                                 In the event that either of RemainCo or SpinCo disagrees whether a claim, obligation, Asset and/or Liability is a Shared Contingent Asset or a Shared Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article IX. In the event that such dispute results in arbitration, the costs and expenses of such arbitration shall be borne by the losing Party as set forth in Section 9.4.

Section 6.5                                    Cooperation with Governmental Entity. If, in connection with any Shared Contingent Asset or Shared Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party or the other Party, as applicable, of such Shared Contingent Asset or Shared Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party or the other Party, as applicable, of such cooperation and/or response to the Governmental Entity and the subject matter thereof.

ARTICLE VII

INDEMNIFICATION

Section 7.1                                    Release of Pre-Distribution Claims.

(a)                                 Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VII, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of its Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Separation and all other activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b)                                 Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i)                                     any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to RemainCo, any RemainCo Liability, and (B) with respect to SpinCo, any SpinCo Liability;

(ii)                                  any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iii)                               any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one

Group at the request or on behalf of a member of the other Group prior to the Effective Time;

(iv)                              any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(v)                                 any Liability with respect to a Shared Contingent Liability pursuant to Article VI;

(vi)                              any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(25); or

(vii)                           any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release RemainCo from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of RemainCo or any of its Affiliates on or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations.

(c)                                  Each Party shall not, and shall not permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d)                                 It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as specifically set forth in Section 7.1(a) and 7.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.

Section 7.2                                    Indemnification by RemainCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, RemainCo shall and shall cause the other members of the RemainCo Group to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees, arising out of, by reason of or otherwise in connection with any of the following items (without duplication): (a) the RemainCo Liabilities, or any failure of RemainCo, any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time, (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the SpinCo Group, pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the SpinCo Group by any member of the RemainCo Group or incorporated by reference by any member of the SpinCo Group from any filings made by any member of the RemainCo Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Effective Time or (c) any breach by RemainCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.3                                    Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Indemnifiable Losses of the RemainCo Indemnitees arising out of, by reason of or otherwise in connection with any of the following items (without duplication): (a) the SpinCo Liabilities, or any failure of SpinCo, any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time, (b) any misstatement or alleged misstatement of a material fact contained in any document filed with the Commission by any member of the RemainCo Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such misstatement or omission or alleged misstatement or omission based upon information that is either furnished to any member of the RemainCo Group by any member of the SpinCo Group or incorporated by reference by any member of the RemainCo Group from any filings made by any member of the SpinCo Group with the Commission pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Effective Time or (c) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4                                    Procedures for Indemnification.

(a)                                 An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.4(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)                                 Third Party Claims. If a claim or demand is made against a RemainCo Indemnitee or a SpinCo Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this

Agreement (including any Third Party Claim which may reasonably be determined to be a Shared Contingent Liability), such Indemnitee shall notify the other Party (the “Indemnifying Party”) in writing, and in reasonable detail (including, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, the facts and circumstances giving rise to such claim for indemnification), and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim), of the Third Party Claim promptly (and in any event within twenty (20) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially and actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)                                  Other than in the case of a Shared Contingent Liability (the defense of which shall be controlled by the Managing Party as provided for in Article VI), an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of (and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 7.5) any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, if it gives notice of its intention to do so to the Indemnitee within thirty (30) days of the receipt of such notice from the Indemnitee. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability thereof in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation or (z) seeks material injunctive relief against the Indemnitee.

(d)                                 Other than in the case of a Shared Contingent Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e)                                  Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not a Shared Contingent Liability (with any Shared Contingent Liability handled in accordance with Article VI) without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f)                                   In the case of a Third Party Claim (except for any Third Party Claim that is a Shared Contingent Liability which, with respect to the subject matter of this Section 7.4(f), shall be governed by Section 6.2), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), unless such judgment or settlement is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the Indemnitee and provides for a full, unconditional and irrevocable release of the Indemnitee from all Liability in connection with the Third Party Claim; it being understood that in the case of a Third Party Claim that is an Shared Contingent Liability, such matters are addressed in Article VI.

(g)                                  Absent fraud or willful misconduct by an Indemnifying Party after the Effective Time, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party.

(h)                                 Notwithstanding the foregoing, the Tax Matters Agreement and not this Section 7.4 shall control with respect to any Third Party Claim relating to Taxes or Tax Returns.

Section 7.5                                    Cooperation In Defense And Settlement.

(a)                                 With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b)                                 Each of RemainCo and SpinCo agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one named Party (or any member of such Party’s Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.6                                    Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 7.7                                    Contribution.

(a)                                 If the indemnification provided for in Section 7.2 and Section 7.3, including in respect of any Shared Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities subject to indemnification under Section 7.2 or Section 7.3 or the relevant indemnification provision under any Ancillary Agreement, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to any Indemnifiable Losses arising out of or related to information contained in the Disclosure Documents or other securities Law filing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnitee, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)                                 The Parties agree that it would not be just and equitable if contribution pursuant to this Section 7.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 7.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.8                                    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VII including, for the avoidance of doubt, in respect of any Shared Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”), and (iii) in the case of any European Rentals Disposition Taxes, in calculating the payment due from SpinCo or RemainCo, as applicable, with such Party being credited with the aggregate amount paid or payable by such Party with respect to any European Rentals Disposition Taxes (whether to the other Party or to the applicable Governmental Entity) in accordance with the Tax Matters Agreement (measured by comparing such Party’s actual obligation for such Taxes taking into account the provisions of the Tax Matters Agreement with such Party’s hypothetical obligation for such Taxes taking into account the provisions of the Tax Matters Agreement, but without taking into account any item of income, gain, loss or deduction with respect to the transactions contemplated by the European Rentals Sale Agreement), such that, taking into account such payments and obligations, and the payments required pursuant to this Agreement, each of RemainCo and SpinCo bears its Applicable Portion of any such Taxes, without duplication. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks contribution or indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder (including that an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds or Third Party Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds or Third Party Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement).

(c)                                  In addition to the provisions of Section 7.8(a), any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VII (including, for the avoidance of doubt, in respect of any Shared Contingent Liability), will be reduced by Tax Benefits Actually Realized (as defined in the Tax Matters Agreement), as the case may be, in accordance with, and subject to, the principles set forth or referred to in Section 8.5 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth or referred to in Section 8.5 of the Tax Matters Agreement. Each of the Parties shall treat payments made pursuant to this Agreement in the manner set forth in the Tax Matters Agreement.

Section 7.9                                    Additional Matters; Survival of Indemnities.

(a)                                 The indemnity and contribution agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b)                                 The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, or (ii) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

ARTICLE VIII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1                                    Preservation of Records.  To facilitate the possible exchange of Information pursuant to this Article VIII and other provisions of this Agreement after the Effective Time, each Party agrees to use its commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Information, to retain all Information in its respective possession or control as of the Effective Time (including Information that is subject to a legal hold order) in accordance with its respective record retention policies as in effect on the date hereof or for such longer period as required by Law, this Agreement or any Ancillary Agreement.  Neither Party will destroy, or permit any members of its Group to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement or any Ancillary Agreement before the end of the period provided in the applicable record retention policy without first using its commercially reasonable efforts to notify the other Party of the proposed destruction and giving the other Party the opportunity to take possession of that Information before it is destroyed. Without limiting the foregoing, each Party shall comply with the requirements of any legal hold order that relates to (x) any Action that is pending as of the Effective Time; or (y) any Action that arises or becomes threatened or reasonably anticipated after the Effective Time as to which such Party has received a notice of the applicable legal hold order from the other Party. Notwithstanding anything in this Article VIII to the contrary, (a) the Tax Matters Agreement shall govern the retention of Tax-related Records and the exchange of Tax-related Information, (b) the Employee Matters Agreement shall govern the retention of employment and benefits related Records and (c) the Marketing Services Agreement will govern the retention of the Records related to the provision of Services (as defined therein).

Section 8.2                                    Provision of Records. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or confidential information:

(a)                                 After the Effective Time, upon the prior written request by either Party for specific and identified Information which relates to (x) such requesting Party (or a member of its Group) or the conduct of such Party’s Business, prior to the Effective Time, or (y) any Ancillary Agreement, the other Party shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the requesting Party has a reasonable need for such originals) in the possession or control of the other Party or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of the requesting Party; provided that, to the extent any originals (other than originals that are owned by the requesting Party) are delivered to any requesting Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

(b)                                 Any Information provided by or on behalf of or made available by or on behalf of any Party hereto pursuant to this Article VIII shall be on an “as is,” “where is” basis and no Party is making any representation or warranty with respect to such Information or the completeness thereof.

Section 8.3                                    Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of Article VI, from and after the Effective Time, each of RemainCo and SpinCo shall afford to the other Party and the members of its Group, and its and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information and to preserve the completeness and integrity of the Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its Business prior to the Effective Time or (y) any Ancillary Agreement. Nothing in Section 8.2 or this Section 8.3 shall require any Party to violate, or cause to be violated, any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business, jeopardize any privilege available to such Party under applicable Law, including any attorney-client privilege or attorney work product protection, or contravene any applicable Laws; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to obtain such third party Consent to the disclosure of such information or to develop an alternative to providing such access or information to the requesting Party so as to address such lack of access or information in a manner reasonably acceptable to such requesting Party. Each Party further agrees that any permitted investigation undertaken by such Party pursuant to Section 8.2 or the access granted under this

Section 8.3 shall be conducted in such a manner as not to interfere unreasonably with the operation of the other Party’s Business.

Section 8.4                                    Disposition of the Other Party’s Information.

(a)                                 Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Effective Time may include Information owned by the other Party or a member of the other Party’s Group and not related to (i) it or its Business or (ii) any Ancillary Agreement to which it or any member of its Group is a party.

(b)                                 Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with Section 8.7 (except that such Information will not be used for any purpose) and (ii) subject to Section 8.1, to use commercially reasonable efforts within a reasonable time to (A) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.

Section 8.5                                    Witness Services. At all times from and after the Effective Time, each of RemainCo and SpinCo shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and any member of its Group’s former and then-current officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 8.6                                    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement (including Section 6.3) or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 8.7                                    Confidentiality.

(a)                                 Notwithstanding any termination of this Agreement, for a period of five (5) years from the Distribution Date, each Party shall hold, and shall cause each member of its Group to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party, any and all Confidential Information (as defined herein) concerning the other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b)                                 Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party rightfully in the possession of and used by the other Party in the operation of its Business as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the RemainCo Business or the SpinCo Business, as the case may be; provided, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.7(a), except that Confidential Information may be disclosed to third parties other than those listed in Section 8.7(a), provided that such disclosure to such other third parties and any associated use of such information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Party’s rights to Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the other Party, except pursuant to Section 12.9.

Section 8.8                                    Privileged Matters.

(a)                                 Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and SpinCo Group, and that each of the members of the RemainCo Group and SpinCo Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b)                                 Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time, including pursuant to the Ancillary Agreements, which will be rendered solely for the benefit of RemainCo or SpinCo, as the case may be. With respect to such post-separation services, the Parties agrees as follows:

(i)                                     RemainCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the RemainCo Business, whether or not the privileged information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo

Group. RemainCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to any RemainCo Assets or RemainCo Liabilities in connection with any Action now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo Group; and

(ii)                                  SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the SpinCo Business, whether or not the privileged information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to any SpinCo Assets or SpinCo Liabilities in connection with any Action now pending or which may be asserted in the future, whether or not the privileged information is in the possession of or under the control of any member of the RemainCo Group or any member of the SpinCo Group.

(c)                                  The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b). All privileges relating to any Action, litigation, dispute, or other matter which involves both RemainCo and SpinCo in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d)                                 No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in Sections 8.8(e) or 8.8(f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made by such other Party within twenty (20) days after written notice is received by such other Party from the Party requesting such consent.

(e)                                  In the event of any litigation or dispute between or among the Parties or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)                                   If a dispute arises between or among the Parties or the members of their respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)                                  Upon receipt by any Party or by any member of its respective Group of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(h)                                 The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of RemainCo and SpinCo as set forth in Sections 8.7 and 8.8, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 6.3, 7.4, 8.2, and 8.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.3, 7.4 and 8.5 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 6.4 and 7.4 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.9                                    Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 8.10                             Sharing of Personal Information.  With respect to the exchange of Information under this Agreement, the Parties shall comply with the Data Sharing Addendum attached hereto as Exhibit D (the “Data Sharing Addendum”), the terms of which are hereby incorporated into this Agreement.  For purposes of this Section 8.10, capitalized terms used but not defined herein shall have the meanings given to such terms in the Data Sharing Addendum. For purposes of the Data Sharing Addendum, the Parties acknowledge and agree that the details of the Processing of Personal Information pursuant to the performance of this Agreement (as required by Article 28(3) GDPR) shall be as follows:

(a)                                 The subject matter of the Processing of Personal Information is set out in this Agreement. Subject to Sections 4.11 and 4.12 of the Data Sharing Addendum, each Data Recipient will Process Personal Information for the duration of the period set forth in, and in accordance with, RemainCo’s record management policy in effect as of the Effective Time, unless otherwise agreed between the Parties in writing to comply with applicable Law.

(b)                                 Data Recipient will Process Personal Information as necessary to perform its obligations under this Agreement.

(c)                                  The Personal Information to be Processed by the Data Recipient in performing its obligations under this Agreement may include, but is not limited to any Personal Information exchanged pursuant to Section 8.2 or Section 8.3.

(d)                                 The Personal Information to be Processed by the Data Recipient in relation to this Agreement may include, but is not limited to Personal Information relating to Data Provider’s employees, directors, freelancers, contractors, candidates, agents, advisors, vendors, customers, or prospective customers.

Section 8.11                             Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement, including, without limitation, the Marketing Services Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1                                    Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsel of each Party and/or such other executive officer designated by each Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.2 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 9.2                                    Arbitration. If the Agreement Dispute has not been resolved for any reason after forty-five (45) days have elapsed from the receipt by a Party of a Dispute Notice, such Agreement Dispute shall be determined, at the request of any Party, by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except as modified herein (the “Rules”). There shall be three arbitrators. Each of SpinCo and RemainCo shall appoint one arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration.  For purposes of this Article IX, the SpinCo Group and the RemainCo Group shall each be deemed to be one party.  The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal.  Any arbitrator not timely appointed by the Parties under this Section 9.2 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article IX shall be determined by the arbitrators. In resolving any Agreement Dispute, whether sounding in contract, tort, statute or otherwise, the Parties intend that the arbitrators shall apply the substantive Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Delaware Court. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim). Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Article IX shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange rules. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 9.3                                    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.4                                    Costs. Except as otherwise may be provided in any Ancillary Agreement, the costs of any arbitration pursuant to this Article IX shall be borne by the losing Party in such proportion as the arbitrator determines based on the facts and circumstances.

Section 9.5                                    Ancillary Agreements.  The provisions of this Article IX and Section 12.18 (Governing Law) shall also apply, mutatis mutandis, to any dispute arising out of or in connection with any Ancillary Agreement (including its interpretation, performance or validity) that does not contain its own dispute resolution provisions. For clarity, for any Ancillary Agreement that contains its own dispute resolution provisions, such provisions shall govern and be interpreted without reference to or incorporation of this Agreement, unless and to the extent such Ancillary Agreement expressly incorporates provisions of this Agreement by reference.

ARTICLE X

INSURANCE

Section 10.1                             Policies and Rights Included Within Assets.  The SpinCo Assets shall include (i) any and all rights of an insured party under each of the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of SpinCo contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Distribution Date by any Party in or in connection with the conduct of the SpinCo Business or, to the extent any claim is made against SpinCo or any of its Subsidiaries, the conduct of the RemainCo Business, and which alleged wrongful acts, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Shared Policies, or any of them, to SpinCo, and (ii) the SpinCo Policies.

Section 10.2                             Claims Made Tail Policies.

(a)                                 RemainCo shall purchase directors and officers liability insurance Policies having total limits of no less than $[•] million, consisting of $[•] million of Side A, Side B and Side C coverage and $[•] million of Excess Side A coverage and having a policy period incepting on the Distribution Date, or the expiration date of the current RemainCo directors and officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover RemainCo and SpinCo and the insured Persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the RemainCo directors and officers liability insurance program incepting on July 13, 2017, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. RemainCo shall provide SpinCo with copies of the D&O Tail Policies within a reasonable time after the Policies are issued.

(b)                                 RemainCo shall purchase fiduciary liability insurance Policies having total limits of $[•] million and having a policy period incepting on the Distribution Date, or the expiration date of the current RemainCo fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover RemainCo and SpinCo and the insured Persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the RemainCo fiduciary liability insurance program incepting on July 13, 2017, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. RemainCo shall provide SpinCo with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued.

(c)                                  RemainCo shall purchase errors and omissions and cyber liability insurance Policies having total limits of $[•] million of coverage and having a policy period incepting on the Distribution Date, or the expiration date of the current RemainCo errors and omissions liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“E&O Tail Policies”). The premium for the E&O Tail Policies shall be pre-paid for the full six-year term of the E&O Tail Policies. Such E&O Tail Policies shall cover RemainCo and SpinCo and the insured Persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the RemainCo errors and omissions liability insurance program incepting on July 13, 2017, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. RemainCo shall provide SpinCo with copies of the E&O Tail Policies within a reasonable time after the Policies are issued.

(d)                                 To the extent that RemainCo is unable prior to the Distribution Date to obtain any of the Policies as provided for in paragraphs (a), (b) and (c) of this Section 10.2, then, with respect to claims based on wrongful acts on or before the Distribution Date, RemainCo shall use commercially reasonable efforts to secure alternative insurance arrangements on the applicable standalone insurance policies for SpinCo to provide benefits on terms and conditions (including policy limits) in favor of SpinCo and the insured Persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 10.2. With respect to such alternative insurance arrangements, each of RemainCo and SpinCo shall be responsible for their own costs under their applicable standalone insurance policies. RemainCo shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Distribution Date to the extent such exclusion would preclude coverage for SpinCo and/or the insured Persons thereof, but would not preclude coverage for RemainCo and/or the insured Persons thereof.

Section 10.3                             Occurrence Based Policies.

(a)                                 With respect to the Shared Policies of workers’ compensation, automobile liability, general liability and excess and umbrella liability insurance, for claims that occur prior to the Distribution Date, RemainCo will continue to provide SpinCo with access to such Shared Policies and shall reasonably cooperate with SpinCo and take commercially reasonable actions as may be necessary or advisable to assist SpinCo in submitting, and to provide support with respect to, such claims to which such Shared Policies are responsive; provided, that SpinCo shall be responsible for any deductibles or co-payments legally due and owing relating to such claims and RemainCo shall not be required to maintain such Shared Policies beyond their current terms.

(b)                                 With respect to all other Shared Policies, for claims that occur prior to the Distribution Date, SpinCo shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies.

Section 10.4                             Administration; Other Matters.

(a)                                 Administration. Except as otherwise provided in Section 10.3 hereof, from and after the Effective Time, RemainCo shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Shared Contingent Liabilities, RemainCo Liabilities and SpinCo Liabilities; provided, that the retention of such responsibilities by RemainCo is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement and; provided, further, that RemainCo’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period permitted or required by the relevant Policy. RemainCo may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties. Each of RemainCo and SpinCo shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs including defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of RemainCo related to Claims Administration and Insurance Administration are not covered under such Policies. Each of RemainCo and SpinCo shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b)                                 Exceeding Policy Limits. Where Shared Policies cover claims made after the Distribution Date with respect to an occurrence or wrongful act prior to the Distribution Date, then from and after the Distribution Date, SpinCo may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3 or Section 10.4(c) hereof), subject to the terms of this Section 10.4. Except as set forth in this Section 10.4, RemainCo and SpinCo shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of RemainCo or SpinCo, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by RemainCo or SpinCo or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit either Party’s liability to the other Party for indemnification pursuant to Article VII.

(c)                                  Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to or on behalf of RemainCo, which shall thereafter administer the Shared Policies by, as appropriate, retaining the Insurance Proceeds with respect to RemainCo Liabilities, and paying the Insurance Proceeds to SpinCo with respect to the SpinCo Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by RemainCo to (or retained by) the appropriate Party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by both SpinCo and RemainCo, SpinCo and RemainCo agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d)                                 Allocation of Aggregate Deductibles. In the event that both SpinCo and RemainCo have bona fide claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

(e)                                  Effective as of the Distribution Date, SpinCo shall be responsible for the full amount of the deductible for workers’ compensation, general liability and automobile liability claims as set forth in Schedule 10.4(e).

Section 10.5                             Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article X shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.6                             Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.7                             Certain Matters Relating to RemainCo’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Restated Certificate of Incorporation and Amended and Restated Bylaws of RemainCo shall contain provisions no less favorable with respect to indemnification than are set forth in the Restated Certificate of Incorporation and Amended and Restated Bylaws of RemainCo immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the RemainCo Group or the SpinCo Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XI

PROVISIONS RELATING TO EUROPEAN RENTALS SALE AND LA QUINTA ACQUISITION

Section 11.1                             European Rentals Sale. From and after the Distribution Date, RemainCo shall use its reasonable best efforts to effect the transactions contemplated by the European Rentals Sale Agreement in accordance with the terms thereof.

Section 11.2                             La Quinta Acquisition.  From and after the Distribution Date, following the transfer to SpinCo of the La Quinta Acquisition Agreement in accordance with the terms hereof and thereof, SpinCo shall use its reasonable best efforts to effect the transactions contemplated by the La Quinta Acquisition Agreement in accordance with the terms thereof.

ARTICLE XII

MISCELLANEOUS

Section 12.1                             Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or Continuing Arrangement, such Ancillary Agreement or Continuing Arrangement shall control; provided, that with respect to any Conveyancing and Assumption Instrument (including any contribution agreement, asset or stock transfer agreement, asset or stock purchase agreement or any similar agreement entered into in order to effectuate the Plan of Separation), this Agreement shall control unless it is specifically stated in such Conveyancing and Assumption Instrument that it controls over this Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement.

Section 12.2                             Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 12.3                             Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 12.4                             Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 12.5                             Expenses.  Immediately prior to the Distribution, RemainCo shall pay, or cause to be paid, in cash by wire transfer of immediately available funds an amount to be agreed upon by the Parties (the “Escrow Amount”) into an interest bearing escrow account to be established on terms to be agreed upon by the Parties (the “Escrow Account”). Except as otherwise provided in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred by or on behalf of RemainCo or SpinCo or any member of their respective Groups and directly related to the Plan of Separation and transactions contemplated hereby (including third party professional fees (e.g., outside legal, banking and accounting fees), fees and expenses incurred in connection with the execution and delivery of this Agreement, costs and expenses set forth on Schedule 12.5 and such other third party fees and expenses incurred by RemainCo on a non-recurring basis directly as a result of the Plan of Separation) (collectively, “Separation Expenses”) (a) shall be satisfied first as a payment from the Escrow Account and (b) thereafter (to the extent the Escrow Amount is not sufficient to satisfy the Separation Expenses), shall be treated for all purposes as Shared Contingent Liabilities.  To the extent that, on the six (6) month anniversary of the Distribution Date, the Escrow Amount exceeds the amount of Separation Expenses, such excess shall be treated for all purposes as a Shared Contingent Asset, and shall be distributed to the Parties in accordance with the terms of this Agreement promptly following the six (6) month anniversary of the Distribution Date. Notwithstanding the foregoing, each Party shall be responsible for its own internal fees (and reimburse the other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred in connection with the Plan of Separation (other than third party legal, banking and accounting fees incurred prior to the Effective Time in connection with and as part of the Plan of Separation, which fees are included as Separation Expenses), including that each Party shall be responsible for any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents in connection with the Plan of Separation (including, printing, mailing and filing fees) and SpinCo shall be responsible for any costs and expenses incurred in connection with the listing of the SpinCo Common Stock on the New York Stock Exchange in connection with the Distribution.  Each of the Parties agrees to treat RemainCo as the owner of the Escrow Account (including any interest or other taxable income generated with respect to funds held in the Escrow Account) for U.S. federal income tax purposes and applicable state, local, and non-U.S. income tax purposes.  RemainCo shall be entitled to customary tax distributions with respect to any interest or other taxable income attributable to funds held in the Escrow Account.

Section 12.6                             Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.6):

To RemainCo:

Wyndham Destinations, Inc.

6277 Sea Harbor Drive

Orlando, FL 32821

Attn: Office of the General Counsel

Facsimile: [•]

To SpinCo:

Wyndham Hotels & Resorts, Inc.

22 Sylvan Way

Parsippany, NJ 07054

Attn: Office of the General Counsel

Facsimile: (973) 753-6760

Section 12.7                             Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 12.8                             Amendments. Subject to the terms of Section 12.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 12.9                             Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Parties, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 12.10                      Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 12.11                      Certain Termination and Amendment Rights. This Agreement (including Article VII hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of RemainCo without the approval of SpinCo or the stockholders of RemainCo. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. Notwithstanding the foregoing, Article VII shall not be terminated or amended after the Effective Time in a manner adverse to the third party beneficiaries thereof without the Consent of any such Person.

Section 12.12                      Payment Terms.

(a)                                 Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)                                  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed to such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 12.13                      No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Articles VI and VII).

Section 12.14                      Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Distribution Date.

Section 12.15                      Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.2 relating to insured persons and Section 10.7 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 12.16                      Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 12.17                      Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 12.18                      Governing Law. This Agreement shall be interpreted and construed in accordance with the Laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, statute or otherwise, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the Laws of a different jurisdiction.

Section 12.19                      Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, or (b) if such court does not have subject matter jurisdiction, any other state of federal court located within the County of New Castle in the State of Delaware (the “Delaware Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 12.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.20                      Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 12.21                      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.21.

Section 12.22                      Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12.23                      Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 12.24                      Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 12.25                      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4; Section 3.5; Section 6.3; Section 7.2; and Section 7.3.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WYNDHAM HOTELS & RESORTS, INC.

By
Name:
Title:

WYNDHAM DESTINATIONS, INC.

By
Name:
Title:

[Signature Page to Separation and Distribution Agreement]